4 Parkway North
Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports First Quarter 2023 Net Earnings of $560 Million, Adjusted EBITDA of $866 Million
Strong Operational Performance, Energy Spreads Underpin Solid Results
Waggaman Ammonia Facility Purchase to Support Growth, Clean Energy Strategy
MOU with LOTTE CHEMICAL for Clean Ammonia Supply to South Korea

DEERFIELD, IL—May 1, 2023—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the first quarter ended March 31, 2023.

Highlights
•First quarter 2023 net earnings of $560 million(1), or $2.85 per diluted share, EBITDA(2) of $924 million, and adjusted EBITDA(2) of $866 million
•Trailing twelve months net cash from operating activities of $3.41 billion and free cash flow(3) of $2.33 billion
•Signed a definitive asset purchase agreement with Incitec Pivot Limited (IPL) for IPL’s ammonia production complex located in Waggaman, Louisiana
•Executed memorandum of understanding (MOU) with LOTTE CHEMICAL Corporation (LOTTE), South Korea’s leading chemical company, regarding clean ammonia supply into South Korea
•Repurchased more than 1 million shares for $75 million during the first quarter of 2023

“The CF Industries team executed our business well in the first quarter of 2023 as we worked safely, delivered strong operational performance and advanced our clean energy and growth initiatives, including our agreement to buy the Waggaman ammonia production complex,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “Despite downward pressure in the global nitrogen market compared to the unprecedented pricing environment in 2022, industry fundamentals remain positive and forward global energy curves suggest attractive margin opportunities for our cost-advantaged network for the foreseeable future. As a result, we expect to continue to drive strong cash generation, enabling us to create long-term shareholder value through disciplined investments in clean energy, inorganic growth opportunities and returning substantial capital to shareholders.”

Nitrogen Market Outlook

Global nitrogen prices weakened during the first quarter of 2023 as higher global operating rates increased supply availability during a period of low global demand from delayed purchasing in the agriculture sector, high inventory levels in Europe from 2022 imports and lower industrial activity. Global urea prices have risen as demand emerged in April for the spring application season in North America. Longer-term, management expects the global nitrogen supply-demand balance will remain positive, underpinned by agriculture-led demand and forward energy curves that point to wider-than-average energy spreads for LNG-dependent producers in Europe and Asia.

The need to replenish global grains stocks, which has supported high prices for corn, wheat and canola, continues to drive global nitrogen demand. Stocks-to-use ratios remain low for feed grains and oilseeds following lower-than-expected production in 2022. Management believes that it will take at least two years of harvests at trend yield to fully replenish global grains stocks, supporting strong grains plantings and incentivizing nitrogen fertilizer application over this time period.

•North America: The outlook for farm profitability in North America remains strong for all major crops, with futures prices supporting high corn and wheat plantings. The U.S. Department of Agriculture projects 92 million acres of corn and nearly 50 million acres of wheat will be planted in the United States in 2023.
•India: Higher domestic urea operating rates and higher stocks of urea compared to the year before limited tender activity in the first quarter of 2023. Management expects that India will continue to be one of the world’s largest importers of urea in 2023, with frequent urea tenders in the second half of the year despite higher domestic production as the country focuses on achieving its urea inventory goals.
•Brazil: Management expects urea consumption in Brazil in 2023 to remain strong, supported by higher crop prices, expected higher corn planted acres and robust farm incomes. Despite a small increase in domestic production, imports are forecast to continue growing in the medium term in line with increased crop planting.
•Europe: Management expects a higher-than-normal level of nitrogen imports into Europe in 2023 due to continued lower-than-normal ammonia operating rates in the region.

Management expects global trade flows to continue to adjust to market dynamics that have affected global supply availability over the previous 18 months.

•Europe: Management believes that production economics in Europe will remain challenging. While natural gas prices in the region have fallen significantly from the highs of 2022, ammonia plants in Europe remain the global marginal producer with production costs above recent global ammonia spot prices. An estimated 20-30% of European ammonia capacity remains shut down or curtailed. The Company does not expect full ammonia capacity production rates to return in the region during the year, with some facilities continuing to favor importing ammonia in order to manufacture upgraded products.
•China: Urea exports from China from July 2022-March 2023 were well below their 3-year average due to government measures to limit exports and domestic prices that have exceeded international values. Management continues to project urea exports from China will be in a range of 2-3 million metric tons in 2023 under current measures with exports returning to a range of 3-5 million metric tons on an annual basis if government measures limiting exports are loosened.
•Russia: Exports of ammonia from Russia remain lower compared to prior years due to geopolitical disruptions arising from Russia’s invasion of Ukraine and the resulting closure of the ammonia pipeline from Russia to the port of Odessa in Ukraine. Exports of other nitrogen products from Russia are at pre-war levels, with product forced to countries that have not applied sanctions on Russian fertilizer, including Brazil and the United States.

Energy differentials between North America and marginal producers in Europe and Asia remain well above historical levels. Forward energy curves continue to suggest that these wider differentials will persist for an extended period. As a result, the Company believes the global nitrogen cost curve will remain supportive of significant margin opportunities for low-cost North American producers.

Operations Overview

The Company continues to operate safely and efficiently across its network. As of March 31, 2023, the 12-month rolling average recordable incident rate was 0.33 incidents per 200,000 work hours, significantly better than industry benchmarks.

Gross ammonia production for the first quarter of 2023 was approximately 2.4 million tons. The Company expects that gross ammonia production for 2023 will be approximately 9.5 million tons(4).

Financial Results Overview

For the first quarter of 2023, net earnings attributable to common stockholders were $560 million, or $2.85 per diluted share, EBITDA was $924 million, and adjusted EBITDA was $866 million. These results compare to first quarter 2022 net earnings attributable to common stockholders of $883 million, or $4.21 per diluted share, EBITDA of $1.68 billion, and adjusted EBITDA of $1.65 billion.

Net sales in the first quarter of 2023 were $2.01 billion compared to $2.87 billion in 2022. Average selling prices for 2023 were lower than 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates. Sales volumes in the first quarter of 2023 were lower than 2022 as lower UAN, ammonia and AN sales volumes were partially offset by higher granular urea sales volumes.

Cost of sales for the first quarter of 2023 was similar to 2022 as higher natural gas costs due primarily to the impact of realized derivatives were offset by the impact of lower sales volumes.

The average cost of natural gas reflected in the Company’s cost of sales was $6.62 per MMBtu in the first quarter of 2023 compared to the average cost of natural gas in cost of sales of $6.48 per MMBtu in the first quarter of 2022.

Capital Management

Capital Expenditures

Capital expenditures in the first quarter 2023 were $69 million. Management projects capital expenditures for full year 2023 will be in the range of $500-$550 million.

Share Repurchase Programs

The Company repurchased more than 1 million shares for $75 million during the first quarter of 2023. At the end of the quarter, approximately $80 million remained under the $1.5 billion share repurchase authorization that went into effect January 1, 2022, and is effective through the end of 2024. A $3 billion share repurchase program, which was authorized in November 2022 by the Board of Directors of CF Industries Holdings, Inc., will commence upon the completion of the current share repurchase program and is effective through the end of 2025.

CHS Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the first quarter of 2023 is approximately $110 million.

Strategic Initiatives

Agreement to Purchase Waggaman, Louisiana, Ammonia Production Complex

On March 20, 2023, CF Industries Holdings, Inc. announced that it had signed a definitive asset purchase agreement with IPL for its ammonia production complex located in Waggaman, Louisiana. Under the terms of the agreement, CF Industries will purchase the Waggaman ammonia plant and related assets for $1.675 billion, subject to adjustment. The companies will allocate $425 million of the purchase price to a long-term ammonia offtake agreement to IPL’s Dyno Nobel subsidiary. CF Industries expects to fund the remaining $1.25 billion of the purchase price, subject to adjustment, with cash on hand.

The transaction remains subject to the receipt of certain regulatory approvals and other customary closing conditions.

Clean Energy Initiatives

CF Industries continues to advance its plans to support the global hydrogen and clean fuel economy, which is expected to grow significantly over the next decade, through the production of blue ammonia (ammonia produced with the corresponding carbon dioxide (CO2) byproduct removed through carbon capture and sequestration) and green ammonia (ammonia produced from carbon-free sources).

•Memorandum of Understanding with JERA Co., Inc.: On January 17, 2023, CF Industries announced that it had signed an MOU with JERA Co., Inc., regarding the supply of up to 500,000 metric tons per year of clean ammonia beginning in 2027. The companies expect to evaluate a range of potential supply options, including an equity investment alongside CF Industries to develop a clean ammonia facility in Louisiana and a supplementary long-term offtake agreement.
•Memorandum of Understanding with LOTTE: On February 27, 2023, CF Industries announced that it had entered into an MOU with LOTTE to assess the joint development of and investment in a greenfield clean ammonia production facility in the U.S. and quantify expected clean ammonia demand in South Korea.
•Proposed Joint Venture with Mitsui & Co., Ltd. at CF Industries’ Blue Point Complex: CF Industries and Mitsui & Co., Ltd. (Mitsui) continue to progress a front-end engineering and design (FEED) study, which is being conducted by thyssenkrupp UHDE, for their proposed joint venture to construct an export-oriented blue ammonia facility in Louisiana. CF Industries and Mitsui expect to make a final investment decision on the proposed facility in the second half of 2023. Construction and commissioning of a new world-scale ammonia plant typically takes approximately 4 years from that point.

•Donaldsonville Complex Blue Ammonia Project: Engineering activities for the construction of a dehydration and compression unit at the Donaldsonville Complex continue to advance, procurement of major equipment for the facility is in progress, and fabrication of the CO2 compressors has begun. Once in service, the dehydration and compression unit will enable up to 2 million tons of process CO2 to be transported and stored by ExxonMobil. Start-up for the project is scheduled for 2025.
•Donaldsonville Green Ammonia Project: The Donaldsonville green ammonia project, which involves installing an electrolysis system at the Donaldsonville Complex to generate carbon-free hydrogen from water that will then be supplied to existing ammonia plants to produce green ammonia, continues to progress. Major equipment is being fabricated and site work is ongoing for installation of the new electrolyzer unit and integration into Donaldsonville’s existing operations. Once complete, the project will enable the Company to produce approximately 20,000 tons of green ammonia per year.
•Evaluation of Green Hydrogen/Ammonia Debottleneck Project at Verdigris Complex: CF Industries and NextEra Energy Resources, LLC, have signed an MOU under which the companies are evaluating a joint venture to develop a zero-carbon intensity (green) hydrogen project at CF Industries’ Verdigris Complex in Oklahoma, which would include debottlenecking the site’s ammonia plants. The proposed project was included in the funding application submitted to the U.S. Department of Energy (DOE) in April by the HALO Hydrogen Hub, a three-state partnership established by Arkansas, Louisiana and Oklahoma to compete for funding from the DOE’s regional clean hydrogen hub program. CF Industries and NextEra Energy Resources anticipate that support for the project from the DOE program will be a key aspect of their evaluation process. A final investment decision has not been made for this project.
___________________________________________________
(1)Certain items recognized during the first quarter of 2023 impacted our financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.
(4)Gross ammonia production volumes for 2023 could be higher or lower than 9.5 million tons depending on ammonia operating rates at the Company’s Billingham Complex.

Consolidated Results

	Three months ended March 31,
	2023	2022
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$2,012	$2,868
Cost of sales	1,149	1,170
Gross margin	$863	$1,698
Gross margin percentage	42.9%	59.2%

Net earnings attributable to common stockholders	$560	$883
Net earnings per diluted share	$2.85	$4.21

EBITDA(1)	$924	$1,675
Adjusted EBITDA(1)	$866	$1,648

Tons of product sold (000s)	4,535	4,624

Natural gas supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$5.14	$6.70
Realized derivatives loss (gain) in cost of sales(3)	1.48	(0.22)
Cost of natural gas used for production in cost of sales	$6.62	$6.48
Average daily market price of natural gas Henry Hub (Louisiana)	$2.68	$4.60
Average daily market price of natural gas National Balancing Point (United Kingdom)	$16.20	$30.20

Unrealized net mark-to-market gain on natural gas derivatives	$(72)	$(33)
Depreciation and amortization	$206	$208
Capital expenditures	$69	$63

Production volume by product tons (000s):
Ammonia(4)	2,359	2,613
Granular urea	1,211	1,074
UAN (32%)	1,598	1,865
AN	388	405
_______________________________________________________________________________
(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(3)Includes realized gains and losses on natural gas derivatives settled during the period.
(4)Gross ammonia production, including amounts subsequently upgraded on-site into granular urea, UAN, or AN.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as urea, UAN and AN.

	Three months ended March 31,
	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$424	$640
Cost of sales	280	280
Gross margin	$144	$360
Gross margin percentage	34.0%	56.3%

Sales volume by product tons (000s)	652	727
Sales volume by nutrient tons (000s)(1)	535	596

Average selling price per product ton	$650	$880
Average selling price per nutrient ton(1)	793	1,074

Adjusted gross margin(2):
Gross margin	$144	$360
Depreciation and amortization	31	34
Unrealized net mark-to-market gain on natural gas derivatives	(21)	(8)
Adjusted gross margin	$154	$386
Adjusted gross margin as a percent of net sales	36.3%	60.3%

Gross margin per product ton	$221	$495
Gross margin per nutrient ton(1)	269	604
Adjusted gross margin per product ton	236	531
Adjusted gross margin per nutrient ton(1)	288	648
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2023 to first quarter 2022:

•Ammonia sales volume for 2023 decreased compared to 2022 due primarily to lower demand compared to a robust ammonia sales environment in the first quarter of 2022.
•Ammonia average selling prices decreased for 2023 compared to 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates.
•Ammonia adjusted gross margin per ton decreased for 2023 compared to 2022 due to lower average selling prices and the impact of realized derivatives on natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended March 31,
	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$611	$765
Cost of sales	327	270
Gross margin	$284	$495
Gross margin percentage	46.5%	64.7%

Sales volume by product tons (000s)	1,323	1,096
Sales volume by nutrient tons (000s)(1)	608	504

Average selling price per product ton	$462	$698
Average selling price per nutrient ton(1)	1,005	1,518

Adjusted gross margin(2):
Gross margin	$284	$495
Depreciation and amortization	79	64
Unrealized net mark-to-market gain on natural gas derivatives	(20)	(7)
Adjusted gross margin	$343	$552
Adjusted gross margin as a percent of net sales	56.1%	72.2%

Gross margin per product ton	$215	$452
Gross margin per nutrient ton(1)	467	982
Adjusted gross margin per product ton	259	504
Adjusted gross margin per nutrient ton(1)	564	1,095
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2023 to first quarter 2022:

•Granular urea sales volume increased for 2023 compared to 2022 due to greater supply availability from higher production.
•Urea average selling prices decreased for 2023 compared to 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates.
•Granular urea adjusted gross margin per ton decreased for 2023 compared to 2022 primarily due to lower average selling prices.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended March 31,
	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$667	$1,015
Cost of sales	346	345
Gross margin	$321	$670
Gross margin percentage	48.1%	66.0%

Sales volume by product tons (000s)	1,662	1,828
Sales volume by nutrient tons (000s)(1)	524	576

Average selling price per product ton	$401	$555
Average selling price per nutrient ton(1)	1,273	1,762

Adjusted gross margin(2):
Gross margin	$321	$670
Depreciation and amortization	66	70
Unrealized net mark-to-market gain on natural gas derivatives	(21)	(8)
Adjusted gross margin	$366	$732
Adjusted gross margin as a percent of net sales	54.9%	72.1%

Gross margin per product ton	$193	$367
Gross margin per nutrient ton(1)	613	1,163
Adjusted gross margin per product ton	220	400
Adjusted gross margin per nutrient ton(1)	698	1,271
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2023 to first quarter 2022:

•UAN sales volume decreased for 2023 compared to 2022 due primarily to lower supply availability from lower production.
•UAN average selling prices decreased for 2023 compared to 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates.
•UAN adjusted gross margin per ton decreased for 2023 compared to 2022 primarily due to lower average selling prices.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended March 31,
	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$159	$223
Cost of sales	104	171
Gross margin	$55	$52
Gross margin percentage	34.6%	23.3%

Sales volume by product tons (000s)	374	428
Sales volume by nutrient tons (000s)(1)	128	146

Average selling price per product ton	$425	$521
Average selling price per nutrient ton(1)	1,242	1,527

Adjusted gross margin(2):
Gross margin	$55	$52
Depreciation and amortization	11	17
Unrealized net mark-to-market gain on natural gas derivatives	(3)	(6)
Adjusted gross margin	$63	$63
Adjusted gross margin as a percent of net sales	39.6%	28.3%

Gross margin per product ton	$147	$121
Gross margin per nutrient ton(1)	430	356
Adjusted gross margin per product ton	168	147
Adjusted gross margin per nutrient ton(1)	492	432
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2023 to first quarter 2022:

•AN sales volume for 2023 decreased compared to 2022 due to lower supply availability from lower production in the U.K.
•AN average selling prices for 2023 decreased compared to 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates.
•AN adjusted gross margin per ton increased for 2023 compared to 2022 primarily due to the impact of using lower-cost imported ammonia for AN production in the U.K.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor and nitric acid. The Company previously produced compound fertilizers (NPKs) only at its Ince manufacturing facility and closure of this facility has resulted in the discontinuation of this product line.

	Three months ended March 31,
	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$151	$225
Cost of sales	92	104
Gross margin	$59	$121
Gross margin percentage	39.1%	53.8%

Sales volume by product tons (000s)	524	545
Sales volume by nutrient tons (000s)(1)	103	104

Average selling price per product ton	$288	$413
Average selling price per nutrient ton(1)	1,466	2,163

Adjusted gross margin(2):
Gross margin	$59	$121
Depreciation and amortization	16	19
Unrealized net mark-to-market gain on natural gas derivatives	(7)	(4)
Adjusted gross margin	$68	$136
Adjusted gross margin as a percent of net sales	45.0%	60.4%

Gross margin per product ton	$113	$222
Gross margin per nutrient ton(1)	573	1,163
Adjusted gross margin per product ton	130	250
Adjusted gross margin per nutrient ton(1)	660	1,308
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first quarter 2023 to first quarter 2022:

•Other sales volume for 2023 decreased compared to 2022 due to lower supply availability from lower production in the U.K.
•Other average selling prices for 2023 decreased compared to 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates.
•Other adjusted gross margin per ton decreased for 2023 compared to 2022 primarily due to lower average selling prices.

Conference Call

CF Industries will hold a conference call to discuss its first quarter 2023 results at 11:00 a.m. ET on Tuesday, May 2, 2023. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about the financing, synergies and other benefits, and other aspects of the proposed transactions with Incitec Pivot Limited (“IPL”), strategic plans and management’s expectations with respect to the production of green and blue (low-carbon) ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the risk that regulatory approvals required for the proposed transactions with IPL are not obtained or that required approvals delay the transactions or cause the parties to abandon the transactions; the risk that other conditions to the closing of the proposed transactions with IPL are not satisfied; risks and uncertainties arising from the length of time necessary to consummate the proposed transactions with IPL and the possibility that the proposed transactions with IPL may be delayed or may not occur; the risk of obstacles to realization of the benefits of the proposed transactions with IPL; the risk that the synergies from the proposed transactions with IPL may not be fully realized or may take longer to realize than expected; the risk that the pendency or completion of the proposed transactions with IPL, including integration of the Waggaman ammonia production complex into the Company’s operations, disrupt current operations or harm relationships with customers, employees and suppliers; the risk that integration of the Waggaman ammonia production complex with the Company’s current operations will be more costly or difficult than expected or may otherwise be unsuccessful; diversion of management time and attention to issues relating to the proposed transactions with IPL; unanticipated costs or liabilities associated with the IPL transactions; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s nitrogen products, the conditions in the international market for nitrogen products, and the intense global competition from other producers; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for our fertilizer products; the volatility of natural gas prices in North America and the United Kingdom; weather conditions and the impact of adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the Company’s reliance on a limited number of key facilities; risks associated with cybersecurity; acts of terrorism and regulations to combat terrorism; risks associated with international operations; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with changes in tax laws and disagreements with taxing authorities; risks involving derivatives and the effectiveness of the Company’s risk management and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions; the development and growth of the market for green and blue (low-carbon) ammonia and the risks and uncertainties relating to the development and implementation of the Company’s green and blue ammonia projects; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; and risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Darla Rivera
Director, Corporate Communications	Director, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - darla.rivera@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2023	2022
	(in millions, except per share amounts)
Net sales	$2,012	$2,868
Cost of sales	1,149	1,170
Gross margin	863	1,698
Selling, general and administrative expenses	74	64
U.K. operations restructuring	2	—
Transaction costs	13	—
Other operating—net	(35)	2
Total other operating costs and expenses	54	66
Equity in earnings of operating affiliate	17	26
Operating earnings	826	1,658
Interest expense	40	241
Interest income	(30)	(36)
Other non-operating—net	(3)	1
Earnings before income taxes	819	1,452
Income tax provision	169	401
Net earnings	650	1,051
Less: Net earnings attributable to noncontrolling interest	90	168
Net earnings attributable to common stockholders	$560	$883

Net earnings per share attributable to common stockholders:
Basic	$2.86	$4.23
Diluted	$2.85	$4.21
Weighted-average common shares outstanding:
Basic	196.2	208.6
Diluted	196.9	209.9

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31, 2023	December 31, 2022
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$2,825	$2,323
Accounts receivable—net	482	582
Inventories	430	474
Prepaid income taxes	69	215
Other current assets	42	79
Total current assets	3,848	3,673
Property, plant and equipment—net	6,294	6,437
Investment in affiliate	81	74
Goodwill	2,089	2,089
Operating lease right-of-use assets	288	254
Other assets	798	786
Total assets	$13,398	$13,313

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$452	$575
Income taxes payable	10	3
Customer advances	284	229
Current operating lease liabilities	104	93
Other current liabilities	12	95
Total current liabilities	862	995
Long-term debt	2,966	2,965
Deferred income taxes	933	958
Operating lease liabilities	182	167
Other liabilities	365	375
Equity:
Stockholders’ equity	5,453	5,051
Noncontrolling interest	2,637	2,802
Total equity	8,090	7,853
Total liabilities and equity	$13,398	$13,313

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	2023	2022
	(in millions)
Operating Activities:
Net earnings	$650	$1,051
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	206	208
Deferred income taxes	(26)	(2)
Stock-based compensation expense	12	10
Unrealized net gain on natural gas derivatives	(72)	(33)
Gain on sale of emission credits	(35)	—
Undistributed earnings of affiliate—net of taxes	(7)	(2)
Changes in:
Accounts receivable—net	101	(185)
Inventories	39	(66)
Accrued and prepaid income taxes	153	387
Accounts payable and accrued expenses	(135)	76
Customer advances	55	(102)
Other—net	6	49
Net cash provided by operating activities	947	1,391
Investing Activities:
Additions to property, plant and equipment	(69)	(63)
Proceeds from sale of property, plant and equipment	—	1
Purchase of emission credits	—	(9)
Proceeds from sale of emission credits	35	9
Net cash used in investing activities	(34)	(62)
Financing Activities:
Financing fees	—	(4)
Dividends paid	(79)	(64)
Distributions to noncontrolling interest	(255)	(247)
Purchases of treasury stock	(54)	(98)
Proceeds from issuances of common stock under employee stock plans	—	97
Cash paid for shares withheld for taxes	(22)	(23)
Net cash used in financing activities	(410)	(339)
Effect of exchange rate changes on cash and cash equivalents	(1)	(1)
Increase in cash and cash equivalents	502	989
Cash and cash equivalents at beginning of period	2,323	1,628
Cash and cash equivalents at end of period	$2,825	$2,617

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended March 31,
	2023	2022
	(in millions)
Net cash provided by operating activities(1)	$3,411	$3,686
Capital expenditures	(459)	(506)
Distributions to noncontrolling interest	(627)	(377)
Free cash flow(1)	$2,325	$2,803
_______________________________________________________________________________
(1)Includes the impact of $491 million in tax and interest payments made to Canadian tax authorities in relation to an arbitration decision covering tax years 2006 through 2011 and transfer pricing positions between Canada and the United States for open years 2012 and after. The Company has filed amended tax returns in the U.S. seeking refunds of related taxes paid.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.
The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended March 31,
	2023	2022
	(in millions)
Net earnings	$650	$1,051
Less: Net earnings attributable to noncontrolling interest	(90)	(168)
Net earnings attributable to common stockholders	560	883
Interest expense—net	10	205
Income tax provision	169	401
Depreciation and amortization	206	208
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(20)	(21)
Loan fee amortization(1)	(1)	(1)
EBITDA	924	1,675
Unrealized net mark-to-market gain on natural gas derivatives	(72)	(33)
(Gain) loss on foreign currency transactions, including intercompany loans	(1)	6
U.K. operations restructuring	2	—
Transaction costs related to acquisition agreement	13	—
Total adjustments	(58)	(27)
Adjusted EBITDA	$866	$1,648

Net sales	$2,012	$2,868
Tons of product sold (000s)	4,535	4,624

Net earnings attributable to common stockholders per ton	$123.48	$190.96
EBITDA per ton	$203.75	$362.24
Adjusted EBITDA per ton	$190.96	$356.40
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY
During the three months ended March 31, 2023 and 2022, certain items impacted our financial results. The following table outlines these items that affected the comparability of our financial results during these periods. During the three months ended March 31, 2023 and 2022, we reported net earnings attributable to common stockholders of $560 million and $883 million, respectively.

	Three months ended March 31,
	2023		2022
	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market gain on natural gas derivatives(1)	$(72)	$(55)	$(33)	$(25)
(Gain) loss on foreign currency transactions, including intercompany loans(2)	(1)	(1)	6	5
U.K. operations restructuring	2	2	—	—
Transaction costs related to acquisition agreement	13	10	—	—
Canada Revenue Agency Competent Authority Matter and transfer pricing reserves:
Interest expense	—	—	198	196
Interest income	—	—	(36)	(28)
Income tax provision(3)	—	—	—	72
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating—net in our consolidated statements of operations.
(3)For the three months ended March 31, 2022, amount represents the combined impact of these tax matters of $78 million less a net $6 million of income tax provision on the related interest.